UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO
FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – SEPTEMBER 25, 2015

EPCYLON TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

NEVADA	000-53770	27-0156048
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		Number)

34 King Street E, Suite 1010
Toronto, Ontario
Canada M5C 2X8
(Address of principal executive offices)

(416) 479-0880
(Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

This Current Report on Form 8-K is being amended based upon receipt by the Company of a letter dated September 28, 2015 from Jack J. Bensimon, the prior Chief Executive Officer, regarding disagreements with the Company on matters relating to the Company's operations, policies and practices.

SECTION 5. CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Effective on September 22, 2015, the Board of Directors of Epcylon Technologies Inc., a Nevada corporation (the “Company”), accepted the resignation of Jack J. Bensimon as the Chief Executive Officer and member of the Board of Directors of the Company. The Company previously reported in its Current Report on Form 8-K filed with the Securities and Exchange Commission on September 29, 2015 that Mr. Bensimon had not expressed any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Subsequently, the Company received a letter dated September 28, 2015 from Jack J. Bensimon (the "Letter) pursuant to which Mr. Bensimon stated that he had certain disagreements with the Company. Management of the Company adamantly opposes the accuracy and/or truthfulness of Mr. Bensimon's position regarding his concerns and issues. As of the date of this amendment no. 1 to the Current Report, management of the Company is working to address and resolve the issues, which includes vigorously pursuing legal recourse in Ontario, Canada.

Therefore, as of the date of this Current Report, the Board of Directors consists of the following members: Todd Halpern, Gary Schwartz, John Fitzgerald and Leon Redensky.

Gary Schwartz, as director of lead strategies on behalf of the Company, will be overseeing the day-to-day operations of the Company until a replacement for Chief Executive Officer has been appointed. As of the date of this Current Report, certain prospects for appointment as the Chief Executive Officer are under consideration by the Board of Directors based upon prospective future business operations of the Company.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

Exhibit No. 17. Letter dated September 28, 2015 from Jack. J. Bensimon..

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPCYLON TECHNOLOGIES, INC.
DATE: October 26, 2015	/s/ Kyle Appleby
Name: Kyle Appleby
Title: Chief Financial Officer